Exhibit 99.1

FOR IMMEDIATE RELEASE Max & Erma’s Restaurants, Inc. NASDAQ: MAXE February 1, 2008	For Further Information Contact: William C. Niegsch, Jr. Exec. Vice President & Chief Financial Officer (614) 431-5800 www.maxandermas.com
MAX & ERMA’S RECEIVES NASDAQ NOTICE
Company Plans Transfer to NASDAQ Capital Market
Columbus, Ohio, February 1, 2008 — Max & Erma’s Restaurants, Inc. (Nasdaq/GM: MAXE) announced today that on January 29, 2008, it received a NASDAQ Deficiency Letter from The NASDAQ Stock Market informing the Company that the Company has not maintained a minimum value of stockholders’ equity of $10,000,000 as required for continued listing on the NASDAQ Global Market under Marketplace Rule 4450(a)(3).
NASDAQ has granted the Company until February 13, 2008, to provide a plan to achieve and sustain compliance with all NASDAQ Global Market listing requirements, including the minimum stockholders’ equity standard. Prior to February 13, 2008, the Company intends to apply to transfer its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. In order to transfer to the NASDAQ Capital Market, the Company must satisfy the continued inclusion requirements for that market set forth in Marketplace Rule 4310(c). The Company is currently in compliance with the listing standards of the NASDAQ Capital Market. The Company plans to submit a transfer application and pay the applicable listing fees by February 13, 2008, in order to stay NASDAQ’s delisting proceedings pending the NASDAQ Staff’s review of the Company’s application.
About Max & Erma’s
As of February 1, 2008, Max & Erma’s owns and operates 80 casual dining full-service restaurants in Akron, Canton, Columbus, Cleveland, Cincinnati, Dayton, Niles, and Toledo, Ohio; Indianapolis, Indiana; Detroit, Ann Arbor, Grand Rapids, and Lansing, Michigan; Pittsburgh and Erie, Pennsylvania; Lexington, Louisville, and Crestview Hills, Kentucky; Chicago, Illinois; Charlotte, North Carolina; Atlanta, Georgia; and Virginia Beach and Norfolk, Virginia. The Company also currently franchises 25 restaurants in Cleveland, Columbus, Cincinnati, Wilmington, Chillicothe, Dayton, Findlay, and Sandusky, Ohio; St. Louis, Missouri; Philadelphia, Pennsylvania; Detroit, Michigan; Edinburgh, Evansville, Seymour, and Mishawaka, Indiana; Myrtle Beach, South Carolina; Dulles, Richmond, Norfolk and Virginia Beach, Virginia; and Huntington, West Virginia. The Company’s common shares are traded on the NASDAQ Global Market under the symbol MAXE.
This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s listing on NASDAQ. The Cautionary statements regularly filed by the Company in its most recent annual report to the Securities and Exchange Commission on Form 10-K and its Quarterly Reports to the SEC on Forms 10-Q are incorporated herein by reference. Investors are specifically referred to such Cautionary statements for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication.